Exhibit 10.15
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.
QUINSTREET MERCHANT AGREEMENT

Merchant:		QuinStreet:
Contact: [ * ]		Contact: Scott Mackley
Title:		Title: Director, Business Development
Phone: [ * ]		Phone: 650-595-6230
Fax:		Fax: 650-591-5498
Address:	One Tower Lane	Address:	2750 El Camino Real
	Oakbrook Terrace, IL 60181		Redwood City, CA 94061
QuinStreet, Inc. (“QuinStreet”) and DeVry, Inc. (“Merchant”) hereby agree as follows:
Objective; The objective of this agreement (the “Agreement”) is to extend the reach of Merchant via a network of partner and member web sites, email marketers, newsletter marketers and other appropriate marketing partners (hereby referred to as “QuinStreet Partners”) that will promote Merchant and drive traffic to Merchant’s web site hosted by QuinStreet.
Term: The term of this Agreement will commence on the Effective Date (“Effective Date”) set forth below and will continue for 1 year after the Activation Date (as defined below). QuinStreet will provide information regarding Merchant’s products and/or services to QuinStreet Partners within 90 days after the Effective Date (“Activation Date”), provided Merchant complies with paragraph 2 below. The term of this Agreement will automatically renew for up to three successive one-year terms unless terminated by either party in accordance with this Agreement. Either party may terminate this Agreement in the event that the other party materially breaches any obligation hereunder and fails to cure such breach within thirty (30) days after notice thereof from the non-breaching party. Either party may also terminate this Agreement after a test period of [ * ] days from the Activation Date by providing the other party with at least thirty (30) days prior written notice. Should noticed not be given by either party by the end of the test period, it is assumed the agreement will continue for the entire term. Either party may also terminate this Agreement at any time after the first anniversary date of the Activation Date by providing the other party with at least ninety (30) days prior written notice. The following paragraphs will survive termination or expiration of this Agreement: 1 (re limitations on approaching parties with pre-existing relationships), 5, 7, 9, 10, 11 and 13.
Components:
1. QuinStreet will identify and recruit a network of QuinStreet Partners to promote Merchant’s products and/or services. Merchant will assist in this process by specifying demographics of DeVry target audience. QuinStreet maintains full control over which QuinStreet Partners it chooses to recruit except that QuinStreet will observe mutually agreed upon guidelines for exclusion of certain QuinStreet Partners (such as those exhibiting any disagreeable content in Merchant’s discretion). QuinStreet will exclude such parties from participating in Merchant promotion. QuinStreet will not approach companies or individuals for the purpose of becoming QuinStreet Partners in the network promoting Merchant’s products and/or services who, as of the Effective Date, have pre-existing relationships with Merchant of which Merchant notifies QuinStreet. Merchant agrees it will not approach QuinStreet Partners who have pre-existing relationships or contacts with QuinStreet during this contract [ * ] for the purpose of promoting Merchant’s products and/or services on the Internet.
2. QuinStreet will develop marketing creative concerning the products and/or services (“Creative”) to be placed in QuinStreet Partners’ communications and web sites in accordance with the procedures below, Quinstreet will also develop a dedicated web site to capture qualified leads for Merchant. QuinStreet will keep the overall look and feel of the brand consistent with Merchant’s existing on-line and off-line presence, including without limitation Merchant’s branding elements as licensed to QuinStreet in accordance with this Agreement, and will not deviate from Merchant’s guidelines with respect to content, offer and promotion. There is no extra cost for those developments separate from the lead commission mentioned in Component 5.
Merchant will provide to QuinStreet within seven days after the Effective Date information regarding Its products and/or services for use by QuinStreet in developing Creative. This information will include specifications, descriptions, special promotions, logos, claims, creative, and any other appropriate marketing content (“Content”). QuinStreet will seek approval from Merchant to deviate from any written creative guidelines Merchant may choose to provide QuinStreet or to in any way otherwise materially deviate from Merchant’s creative or brand heritage. Merchant will approve or reject in writing the Creative within two days after acknowledging receipt of notice that it is available for review except that if Merchant does not respond within two days, Creative will be deemed approved, If Merchant rejects any Creative QuinStreet will not use such Creative in connection with a Merchant offering but the Merchant must provide QuinStreet detailed revisions as well as steps needed for approval. QuinStreet will revise and submit the revised Creative to Merchant within seven days after receiving Merchant’s notice of rejection. If, during the term of this Agreement, Merchant desires to discontinue or change the Content included in approved Creative, Merchant will provide at least 30 days written notice to QuinStreet. The parties then will mutually agree upon changes that will be subject to the delivery and acceptance timelines and procedures of this paragraph 2, except that QuinStreet will have 30 days to develop and deliver replacement Creative after receiving all revised Content from Merchant.
3. Merchant grants QuinStreet a non-exclusive, non-transferable license to reproduce, display, and make derivative works of the Content solely for the purposes specified in this Agreement. Merchant grants QuinStreet a non-exclusive, non-transferable license to reproduce and display In an approved manner Merchant’s trademarks, service marks and logos (collectively “Trademarks”) solely for the purposes specified in this Agreement. Such licenses will terminate automatically upon the date of expiration or termination of this Agreement. In addition, Merchant may terminate the Trademark license if, in its reasonable discretion, QuinStreet’s use of the Trademarks tarnishes, blurs, or dilutes the quality associated with the Trademarks or the associated goodwill and such problem Is not cured within 10 day of notice of breach; alternatively, instead of terminating the license in total, Merchant may specify that certain QuinStreet uses may not contain the Trademarks.
4. The parties will mutually agree upon the number and type of promotions Merchant offers to consumers through QuinStreet Partners, including, but not limited to, price promotions, premiums and introductory offers.
5. Merchant will pay QuinStreet a commission of [ * ] per qualified lead generated by QuinStreet Visitors during the term of this Agreement. Merchant will pay for a maximum of [ * ] leads in each of the first two (2) months following the activation date, [ * ] leads in months three (3) and four (4) following the activation date and [ * ] leads in each month for the remainder of the agreement but may raise that amount at any time during the agreement. QuinStreet will invoice Merchant at the end of each month for all commissions earned in that month. Invoices are due upon receipt. Any payment not received within thirty (30) days after the invoice date will accrue interest a rate of one and one-half percent (1 1/2%) per month, or the highest rate allowed by applicable law, whichever is lower. If Merchant is delinquent in its payments, QuinStreet may, upon written notice to Merchant require an advance deposit for services or require other assurances to secure Merchant payment obligations.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6. Within 15 days following the end of each calendar month, Merchant will send QuinStreet [ * ] for the qualified leads generated by QuinStreet. The [ * ] will include each specific qualified lead, the date it was delivered to Merchant, and the twenty digit click key value, a unique identifier of Merchant’s leads, (“Click Key Value,”) that was originally matched with the qualified lead. Merchant will also provide any other [ * ] as are mutually agreed between Merchant and QuinStreet
7. QuinStreet owns all QuinStreet technology and its on-line marketing relationships with its QuinStreet Partners used in generating leads and/or sales for Merchant, This agreement does not grant or convey to Merchant any ownership interest or rights in QuinStreet’s business method, or proprietary information.
8. QuinStreet will provide customer support to QuinStreet Partners. Merchant will provide all customer support to its consumers including all QuinStreet Visitors.
9. Each party will maintain in confidence all Confidential Information disclosed by the other party. Confidential Information means the terms of this agreement and technical, marketing, financial, employee, planning, and other confidential or proprietary information. The obligations of the recipient of confidential information under this paragraph 9 will terminate if such information: (a) was already lawfully known to the recipient at the time of disclosure by the other party; (b) Is disclosed to the recipient by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the recipient has become, generally available to the public; or (d) is independently developed by the recipient without access to or use of the other party’s Confidential Information. In addition, the recipient will be allowed to disclose Confidential Information of the other party to the extent that such disclosure is (i) approved in writing by the other party, (ii) necessary for the recipient to enforce its rights under this Agreement, or (iii) required by law or by the order of a court or similar judicial or administrative body, provided that the recipient notifies the other party of such required disclosure promptly and in writing and cooperates with the other party, at the other party’s request and expense, in any lawful action to contest or limit the scope of such required disclosure.
10. In no event will either party be liable for any consequential, indirect, exemplary, special, or incidental damages, including any lost profits, arising from or relating to this Agreement. Each party’s total cumulative liability in connection with this Agreement, except for amounts owed under paragraphs 6, 11, or 13 whether in contract or in tort or otherwise, will not exceed the amount of fees owed to QuinStreet by Merchant under this Agreement in the previous [ * ].
11. Merchant warrants that it owns all intellectual property rights in the Content and the Trademarks or has all rights needed to grant the licenses in paragraph 3. Both Merchant and QuinStreet mutually agree to defend, indemnify, and hold harmless the other party to the Agreement (QuinStreet or Merchant) from and against any suits, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) brought by third parties resulting from or relating to a breach of the foregoing warranty, QuinStreet warrants that it will perform all services in a professional and workmanlike manner. Except for the foregoing warranty, QuinStreet provides the services performed hereunder “AS IS” and without any warranty of any kind. QuinStreet’s sole and exclusive obligation for breach of the foregoing warranty, and Merchant’s sole and exclusive remedy, is the reperformance of the services by QuinStreet.
12. This Agreement will be governed by the laws of the State of California as such laws apply to contracts between California residents performed entirely within California. Neither Merchant nor QuinStreet may assign or transfer, by operation of law or otherwise, any of its rights or delegate any of its duties under this Agreement to any third party without the prior written consent of the other party to the Agreement (Merchant or QuinStreet). Any attempted assignment, transfer, or delegation in violation of the foregoing will be void. Any delay in the performance of any duties or obligations of either party (except the payment of money owed) will not be considered a breach of this Agreement if such delay is caused by a labor
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

dispute, shortage of materials, fire, earthquake, flood, or any other event beyond the control of such party, provided that such party uses reasonable efforts, under the circumstances, to notify the other party of the circumstances causing the delay and to resume performance as soon as possible. The parties’ relationship is one of independent contractors, and neither party is an agent or partner of the other. This Agreement constitutes the entire agreement between the parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral. This Agreement may be amended only by a written document signed by both parties.
     The parties have entered into this Agreement as of the Effective Date:     10/03/01

QuinStreet, Inc.		Merchant
By:	/s/ Bronwyn Syiek	By:	[ * ]

Printed Name: Bronwyn Syiek		Printed Name: [ * ]
Title: SVP		Title: [ * ]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.